Exhibit 99.1

BioAge Labs Reports First Quarter 2025 Financial Results and Provides Business

Updates

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Advancement of lead candidate BGE-102, an oral, brain-penetrant NLRP3 inhibitor for obesity, with initial clinical data expected 2H25

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New strategic collaboration with Lilly ExploR&D expands therapeutic approach to novel metabolic aging targets

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Progression of preclinical next-generation APJ agonists for obesity

RICHMOND, Calif.--BioAge Labs, Inc. ("BioAge", “the Company”), a clinical-stage biotechnology company developing therapeutic product candidates for metabolic diseases, such as obesity, by targeting the biology of human aging, today provided business updates and reported its first quarter 2025 financial results.

“The first quarter of 2025 was marked by strategic execution as we advanced our focused pipeline," said Kristen Fortney, Ph.D., CEO and co-founder of BioAge. "We've made significant progress with BGE-102, our brain-penetrant NLRP3 inhibitor, and are on track with IND-enabling studies to bring this potential best-in-class compound to the clinic this year, with initial Phase 1 data expected before year-end. Our new collaboration with Lilly expands our therapeutic capabilities into antibodies while validating our platform-driven approach to targeting the biology of aging. Meanwhile, both our novel APJ agonist program and our partnership with Novartis continue to make meaningful progress. With these scientific advancements and our strong financial position, we're well-positioned to deliver on our mission to leverage the biology of aging to develop transformative treatments for metabolic diseases."

First Quarter 2025 Business Highlights

NLRP3 program development

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In January 2025, BioAge nominated BGE-102, a novel, orally available small-molecule NLRP3 inhibitor, as its lead development candidate for obesity. The compound shows potential best-in-class potency and brain penetration, and can target diseases driven by neuroinflammation including metabolic conditions and obesity. In preclinical studies,

NLRP3 inhibition has demonstrated significant weight loss potential. IND-enabling studies are currently underway, with initial Phase 1 data anticipated in the second half of 2025.

Strategic collaborations

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In January 2025, BioAge announced a strategic collaboration with Lilly ExploR&D to develop two therapeutic antibodies targeting novel metabolic aging targets identified through BioAge's discovery platform.

Pipeline advancement

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The Company continues to advance its portfolio of novel, structurally differentiated APJ agonists for obesity and related metabolic conditions, with the goal of nominating a development candidate by the end of 2025. BioAge's multi-year research collaboration with Novartis, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, continues to make meaningful progress.

First Quarter 2025 Financial Results

Research and development expenses were $11.1 million for the quarter ended March 31, 2025, compared to $9.3 million for the same period in 2024. The $1.8 million increase in research and development expenses was primarily attributable to a $2.7 million increase in direct costs related to other programs as BioAge focused its research and development activities on IND-enabling activities for BGE-102.

General and administrative expenses were $6.8 million for the quarter ended March 31, 2025,, compared to $3.5 million for the same period in 2024. The $3.3 million increase was primarily attributable to a $2.0 million increase in personnel-related expenses, which was largely attributable to increased stock-based compensation expense associated with option grants issued to employees, executives, board members and advisors. Additionally, contributing to the increase was a $0.5 million increase in legal fees, and a $0.4 million increase in taxes and insurance, primarily related to our public-company director and officer insurance policy.

Net loss was $12.9 million for the quarter ended March 31, 2025, or $0.36 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $13.0 million, or $7.76 per weighted-average common share outstanding, basic and diluted, for the same period in 2024.

As of March 31, 2025, BioAge had approximately $335.1 million in cash, cash equivalents, and marketable securities. Based on our current operating plan, BioAge estimates that existing cash, cash equivalents, and marketable securities will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging. The company’s pipeline includes novel, orally available, brain-penetrant small-molecule NLRP3 inhibitors to treat metabolic diseases and conditions driven by neuroinflammation, as well as novel APJ agonists for metabolic disorders. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our plans to develop and commercialize our product candidates, the timing and results of our planned clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our product candidates, the sufficiency of our cash and cash equivalents, and general economic, industry and market conditions. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize our product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including due to the imposition of tariffs and other trade barriers; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; changes in or failure to comply with legal and regulatory requirements, including shifting priorities within the U.S. Food and Drug Administration; risks relating to access to capital and credit markets; and the other risks and uncertainties that are detailed under the heading “Risk Factors” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on May 6, 2025, and BioAge’s other filings with the SEC filed from time to time. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share information)

	Three Months Ended
	March 31,
	2025	2024
Collaboration revenue	$1,451	$—
Operating expenses:
Research and development	$11,109	$9,321
General and administrative	6,788	3,492
Total operating expenses	17,897	12,813
Loss from operations	(16,446)	(12,813)
Other income (expense)
Interest expense	(255)	(1,217)
Interest and other income (expense), net	3,714	1,296
Gain (loss) from changes in fair value of warrants	59	(8)
Loss on extinguishment of debt	—	(250)
Total other income (expense), net	3,518	(179)
Net loss	$(12,928)	$(12,992)
Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(7.76)
Weighted-average common shares outstanding, basic and dilutive	35,850,037	1,673,472
Comprehensive loss:
Net loss	(12,928)	(12,992)
Other comprehensive income:
Unrealized holding gains on available-for-sale investments	29	—
Foreign currency translation adjustment	(10)	21
Total other comprehensive income:	19	21
Total comprehensive loss	$(12,909)	$(12,971)

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	March 31,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$257,486	$354,349
Marketable securities, current	63,032	—
Accounts receivable	361	—
Prepaid expenses and other current assets	3,934	2,754
Total current assets	324,813	357,103
Investments	100	100
Marketable securities	14,559	—
Property and equipment, net	929	591
Operating lease right-of-use assets, net	3,201	200
Other assets	239	240
Total assets	$343,841	$358,234
Liabilities
Current Liabilities:
Accounts payable	$3,989	$1,996
Accrued expenses and other current liabilities	4,866	11,751
Term loan, current	6,000	6,000
Operating lease liabilities, current	700	202
Deferred revenue, current	8,183	7,826
Total current liabilities	23,738	27,775
Deferred revenue	3,227	4,674
Term loan	1,056	2,502
Warrant liability	97	156
Operating lease liabilities	2,556	—
Total liabilities	30,674	35,107
Commitments and Contingencies (Note 8)
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of March 31, 2025 and December 31, 2024; no shares issued or outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 35,850,037 shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Additional paid-in-capital	578,642	575,693
Accumulated other comprehensive income	264	245
Accumulated deficit	(265,739)	(252,811)
Total stockholders’ equity	313,167	323,127
Total liabilities and stockholders’ equity	$343,841	$358,234